                                                                    EXHIBIT 12.1

                      THE BUSINESSES OF TENNECO PACKAGING

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                          THREE MONTHS
                                                 YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                                       --------------------------------------------   ---------------------
                                        PRO                                            PRO
                                       FORMA                                          FORMA
                                       1998    1998    1997    1996    1995   1994    1999    1999    1998
                                       -----   -----   -----   -----   ----   -----   -----   -----   -----
                                                              (DOLLARS IN MILLIONS)
Income (loss) from continuing
  operations.........................  $  85   $  82   $ 106   $  65   $(55)  $  18   $   9   $   6   $  18
Add:
  Interest...........................    133     133     124     102     91      48      33      36      33
  Portion of rentals representative
     of interest factor..............     12      12      12       8      2       1       4       4       3
  Preferred stock dividend
     requirements of majority-owned
     subsidiaries....................      1       1      --      --     --      --      --      --      --
  Income tax expense (benefit) and
     other taxes on income...........     69      67      75      67     (3)     19       4       3      18
  Amortization of interest
     capitalized.....................     --      --      --       1      1      --      --      --      --
  Undistributed (earnings) losses of
     affiliated companies in which
     less than a 50% voting interest
     is owned........................     --      --      --      --     --      --      --      --      --
                                       -----   -----   -----   -----   ----   -----   -----   -----   -----
          Earnings as defined........  $ 300   $ 295   $ 317   $ 243   $ 36   $  86   $  50   $  49   $  72
                                       =====   =====   =====   =====   ====   =====   =====   =====   =====
Interest.............................  $ 133   $ 133   $ 124   $ 102   $ 91   $  48   $  33   $  36   $  33
Interest capitalized.................      1       1       1       3      2       1      --      --      --
Portion of rentals representative of
  interest factor....................     12      12      12       8      2       1       4       4       3
Preferred stock dividend requirements
  of majority-owned subsidiaries on a
  pre-tax basis......................      2       2      --      --     --      --      --      --      --
                                       -----   -----   -----   -----   ----   -----   -----   -----   -----
          Fixed charges as defined...  $ 148   $ 148   $ 137   $ 113   $ 95   $  50   $  37   $  40   $  36
                                       =====   =====   =====   =====   ====   =====   =====   =====   =====
Ratio of earnings to fixed charges...   2.03    1.99    2.31    2.15     NM    1.72    1.35    1.23    2.00
                                       =====   =====   =====   =====   ====   =====   =====   =====   =====

     In 1995 earnings were inadequate to cover fixed charges by $59 million.